MASSMUTUAL SELECT FUNDS
SCHEDULE 14C
(Rule 14c-101)
Information Required In Information Statement
Schedule 14C Information
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Information Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒
Definitive Information Statement

MASSMUTUAL PREMIER FUNDS
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Information Statement if other than the Registrant)
Payment of Filing Fee (check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount previously paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

MASSMUTUAL PREMIER FUNDS
(the “Trust”)
100 Bright Meadow Blvd.
Enfield, CT 06082-1981
MassMutual Premier High Yield Fund
(the “Fund”)
INFORMATION STATEMENT
January 22, 2019
Important Notice Regarding the Availability of this Information Statement
This Information Statement is available at http://www.massmutual.com/funds
The Trustees of the MassMutual Premier Funds (the “Trustees”) are distributing this Information Statement in connection with exemptive relief that the Trust and MML Investment Advisers, LLC (“MML Advisers” or the “Adviser”) have received from the Securities and Exchange Commission (“SEC”) that permits MML Advisers, subject to the approval of the Board of Trustees of the Trust, to change subadvisers or hire new subadvisers for each series of the Trust from time to time without obtaining shareholder approval (the “Exemptive Relief”). MML Advisers may not rely on this authority for any Fund unless the Fund’s shareholders have approved this arrangement. Shareholders of the Fund listed above have not previously approved this arrangement; shareholders of all other series of the Trust have approved this arrangement. This Information Statement explains why the Trustees approved this arrangement for the Fund. This Information Statement is being delivered to shareholders of record as of December 21, 2018 on or about January 22, 2019.
As required by federal securities laws, the Fund is distributing this Information Statement solely for your information in connection with action to be taken by Massachusetts Mutual Life Insurance Company (“MassMutual”) and each of the MassMutual RetireSMARTSM Funds and MassMutual RetireSMARTSM by JPMorgan Funds (together in their capacity as the majority shareholder of the Fund, the “Majority Shareholder”). The Majority Shareholder anticipates approving the arrangement for the Fund by written consent on the date that is 20 days following the date of this Information Statement, or as soon thereafter as practicable. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Approval of Arrangement to Allow MML Advisers to enter into New or Amended Investment Subadvisory Agreements without Shareholder Approval
At a meeting of the Trustees held on March 14, 2018, the Trustees authorized the Trust to obtain the written consent of the Majority Shareholder to approve the ability of MML Advisers to rely on the Exemptive Relief referred to above to change subadvisers or hire new subadvisers from time to time without obtaining shareholder approval. Such approval by shareholders of a Fund is required by the terms of the Exemptive Relief. MML Advisers may not rely on the Exemptive Relief with respect to any of the Funds listed above until the arrangement has been approved by the shareholders of that Fund. Shareholders of all other series of the Trust have previously approved this arrangement.
The Investment Company Act of 1940, as amended (the “1940 Act”), generally provides that an investment adviser or subadviser to a mutual fund may act as such only pursuant to a written agreement which has been approved by a vote of a majority of the outstanding voting securities of the fund as well as by a vote of a majority of the trustees of the fund who are not parties to such agreement or “interested persons” (as defined in the 1940 Act) of the Trust or of any party to such agreement (“Independent Trustees”). The Trust and MML Advisers, however, have Exemptive Relief, pursuant to which MML Advisers is permitted, under specified conditions, without obtaining the approval of the Fund’s shareholders, to enter into new and amended investment subadvisory agreements for the management of a Fund, including agreements with new subadvisers and agreements with existing subadvisers if there is a material change in the terms of the investment subadvisory agreement or if there is an “assignment,” as defined in the 1940 Act, or other event causing termination of the existing investment subadvisory agreement. Such agreements must nevertheless be approved by the Trust’s Independent Trustees, in accordance with the requirements of the 1940 Act. One of the conditions of the Exemptive Relief is that, within 90 days after entering into a new or amended agreement without shareholder approval, the Fund must provide to shareholders an information statement setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of the agreement. Furthermore, shareholder approval is still required to amend the Investment Management Agreement between a Fund and MML Advisers (including any amendment to raise the management fee rate payable under the Investment Management Agreement) or to enter into a new Investment Management Agreement with MML Advisers or any other adviser.
The Trustees recommend that the Majority Shareholder approve this arrangement for several reasons. The Investment Management Agreement permits the Fund to utilize an adviser/subadviser management structure whereby MML Advisers, acting as the Fund’s investment adviser, delegates day-to-day portfolio management responsibilities to a subadviser. Under this structure, the Fund’s subadviser acts in a capacity similar to a portfolio manager who is employed by such mutual fund’s investment adviser and who manages the portfolio under the oversight and supervision of the investment adviser. If MML Advisers were to change subadvisers for the Fund, MML Advisers would continue in its role as adviser and would continue to exercise oversight and supervision of the Fund’s investment affairs as conducted by the new subadviser. The Trust believes that these situations are analogous to a situation where an investment adviser of a mutual fund replaces an employee who manages the fund’s investment portfolio with a different manager, which does not require shareholder approval under the 1940 Act.
In addition, the shareholder approval requirement under the 1940 Act may cause the Fund’s shareholders to incur unnecessary expenses, such as the expenses involved in holding, and soliciting proxies for, a shareholder meeting, and could hinder the prompt implementation of subadvisory changes that are in the best interest of the shareholders, such as prompt engagement or replacement of a subadviser if circumstances so warrant. The Trustees believe that without the ability to promptly retain a new subadviser and/or replace an existing subadviser, or to reapprove existing investment subadvisory agreements, as the case may be, investors’ expectations may be frustrated. For instance, the Fund and its shareholders could be disadvantaged under the following circumstances: (i) where MML Advisers determines to terminate the Fund’s subadviser due to unsatisfactory performance or another appropriate reason, (ii) where the Fund’s subadviser resigns, ceases operations, or is otherwise incapable of providing investment subadvisory services on behalf of the Fund, or (iii) where there has been an assignment of an investment subadvisory agreement with a current subadviser (for instance, due to a change in control of the subadviser) or some other event causing the termination of the investment subadvisory agreement. In many cases, these events are beyond the control of the Trust and the Fund. In such circumstances, MML Advisers may deem it in the best interests of the Fund to retain a new subadviser or to reinstate a terminated investment subadvisory agreement with a current subadviser promptly. For these reasons, the Trustees believe that approval of the arrangement would benefit shareholders.
In deciding to recommend approval, MML Advisers discussed with the Trustees how the arrangement would be beneficial to the Fund by reducing or eliminating the costs of shareholder meetings and the possible negative impact caused by a delay in replacing or hiring a new subadviser, or reapproving existing investment subadvisory arrangements. It was also noted that while the Fund would forego any benefits associated with shareholder scrutiny of proposed investment subadvisory agreements, any proposal to add or replace a subadviser, or to materially amend an investment subadvisory agreement with an existing subadviser, would still receive careful review. Any such proposal would first be reviewed by MML Advisers, and then by the Board of Trustees, with approval needed by a majority of the Trustees, including a majority of the Independent Trustees.
Other Information
Adviser’s Address. The address of the Adviser is 100 Bright Meadow Blvd., Enfield, Connecticut 06082-1981. The Adviser, a Delaware limited liability company, is a wholly-owned subsidiary of MassMutual.
Principal Underwriter, Administrator, and Subadministrators. The address of the Fund’s principal underwriter, MML Distributors, LLC, is 100 Bright Meadow Blvd., Enfield, Connecticut 06082-1981.

MML Distributors, LLC is a wholly-owned subsidiary of MassMutual. The Adviser serves as the administrator of the Fund. State Street Bank and Trust Company, which is located at 1 Iron Street, Boston, Massachusetts 02210, and MassMutual, located at 100 Bright Meadow Blvd., Enfield, Connecticut 06082-1981, each serve as a subadministrator of the Fund.
Annual and Semiannual Reports. The Trust has previously sent its Annual and Semiannual Reports to its shareholders. You can obtain a copy of these Reports without charge by writing to the Trust at 100 Bright Meadow Blvd., Enfield, Connecticut 06082-1981 or by calling 1-888-309-3539.
Outstanding Shares. Appendix A to this Information Statement lists the total number of shares outstanding as of December 21, 2018 for each class of the Fund’s shares. Shares of the Fund are primarily offered to institutional investors through institutional distribution channels, such as employer-sponsored retirement plans or through broker-dealers, financial institutions, or insurance companies. Purchasers of shares of the Fund must have an agreement with the Adviser or an affiliate of the Adviser to purchase shares of the Fund.
WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Appendix A
Shares Outstanding
For each class of the Fund’s shares, the number of shares outstanding as of December 21, 2018 was as follows:
Number of Shares Outstanding and Entitled to Vote Per Class
Class I	39,650,226.807
Class R5	4,732,490.662
Service Class	5,152,543.453
Administrative Class	3,135,211.430
Class A	3,040,824.755
Class R4	3,904,542.616
Class R3	5,049,966.492
Total	64,665,806.215
Ownership of Shares
As of December 21, 2018, the Trustees and officers of the Trust did not own any shares of the Fund.
As of December 21, 2018, Massachusetts Mutual Life Insurance Company owned of record 39.33% of the Fund, and therefore for certain purposes may be deemed to “control” the Fund, as that term is defined in the 1940 Act.
As of December 21, 2018, the MassMutual RetireSMARTSM Funds and the MassMutual RetireSMARTSM by JPMorgan Funds owned of record the following percentages of the Fund:
MassMutual RetireSMART by JPMorgan In Retirement Fund	0.99%
MassMutual RetireSMART by JPMorgan 2010 Fund	0.55%
MassMutual RetireSMART by JPMorgan 2015 Fund	0.81%
MassMutual RetireSMART by JPMorgan 2020 Fund	4.31%
MassMutual RetireSMART by JPMorgan 2025 Fund	2.57%
MassMutual RetireSMART by JPMorgan 2030 Fund	3.71%
MassMutual RetireSMART by JPMorgan 2035 Fund	1.48%
MassMutual RetireSMART by JPMorgan 2040 Fund	1.93%
MassMutual RetireSMART by JPMorgan 2045 Fund	0.80%
MassMutual RetireSMART by JPMorgan 2050 Fund	1.06%
MassMutual RetireSMART by JPMorgan 2055 Fund	0.33%
MassMutual RetireSMART by JPMorgan 2060 Fund	0.08%
MassMutual RetireSMART Conservative Fund	0.76%
MassMutual RetireSMART Moderate Fund	0.59%
MassMutual RetireSMART Moderate Growth Fund	0.23%
MassMutual RetireSMART Growth Fund	0.01%
As of December 21, 2018, Reliance Trust Company FBO MassMutual RP, P.O. Box 48529, Atlanta, GA 30362 owned of record 13.06% of Service Class shares, 25.01% of Class R5 shares, 26.78% of Class A shares, 35.20% of Administrative Class shares, and 5.93% of Class I shares, and therefore for certain purposes may be deemed a principal holder of the Fund.
As of December 21, 2018, Reliance Trust Company FBO MMOF 1521, P.O. Box 48529, Atlanta, GA 30362 owned of record 12.71% of Service Class shares, and therefore for certain purposes may be deemed a principal holder of the Fund.

As of December 21, 2018, Reliance Trust Company FBO MassMutual Omnibus PE, 1100 Abernathy Road, Suite 400, Atlanta, GA 30328 owned of record 6.00% of Class R4 shares, and therefore for certain purposes may be deemed a principal holder of the Fund.
As of December 21, 2018, Reliance Trust Company FBO MassMutual Omnibus PPL/SMF, 1100 Abernathy Road, Atlanta, GA 30328 owned of record 6.55% of Class R3 shares, and therefore for certain purposes may be deemed a principal holder of the Fund.
As of December 21, 2018, Hartford Life Insurance Company, 1 Griffin Road North, Windsor, CT 06095 owned of record 41.59% of Class R4 shares and 57.33% of Class R3 shares, and therefore for certain purposes may be deemed a principal holder of the Fund.
As of December 21, 2018, National Financial Services LLC, 499 Washington Blvd., Jersey City, NJ 07310 owned of record 6.66% of Class R5 shares, and therefore for certain purposes may be deemed a principal holder of the Fund.
As of December 21, 2018, PIMS/Prudential Retirement as Nominee for the Trustee/Custodian PL 768 Power Profit Sharing 401(k) Plan, 2041 South Cobalt Point Way, Meridian, ID 83642 owned of record 6.93% of Class R5 shares, and therefore for certain purposes may be deemed a principal holder of the Fund.
As of December 21, 2018, Millennium Trust Company LLC FBO OMNIMASSM, 2001 Spring Road, Suite 700, Oak Brook, IL 60523 owned of record 7.44% of Class A shares, and therefore for certain purposes may be deemed a principal holder of the Fund.
As of December 21, 2018, DCGT as Trustee and/or Custodian FBO PLIC Various Retirement Plans Omnibus, 711 High Street, Des Moines, IA 50392 owned of record 19.25% of Class I shares, and therefore for certain purposes may be deemed a principal holder of the Fund.